Exhibit 99.1

Press release dated December 11, 2012.

SIMPSON MANUFACTURING CO., INC. ANNOUNCES

DECLAR ATION OF CASH DIVIDEND

Pleasanton, CA — Simpson Manufacturing Co., Inc. announced today that, at its meeting on December 10, 2012, its Board of Directors (“Board”) declared a cash dividend of $0.125 per share that is to be paid in 2012 in lieu of the regular quarterly dividend that the Board would otherwise consider declaring for the second quarter of 2013. The record date for the dividend will be December 21, 2012, and it will be paid on December 28, 2012.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Tom Fitzmyers at (925) 560-9030.